EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                        RETURN ON INVESTMENT CORPORATION,

                            TECTONIC SOLUTIONS, INC.

                              BBN ACQUISITION, INC.

                                       AND

                  CERTAIN SHAREHOLDERS OF BBN ACQUISITION, INC.

                          DATED AS OF OCTOBER 29, 2003

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                              TABLE OF CONTENTS


ARTICLE I   THE MERGER.......................................................1

  1.1  The Merger............................................................1
  1.2  Closing...............................................................1
  1.3  Effective Time........................................................1
  1.4  Effects of the Merger.................................................2
  1.5  Articles of Incorporation; Bylaws.....................................2
  1.6  Directors; Officers...................................................2
  1.7  Consideration.........................................................2
  1.8  Effect on Capital Stock...............................................2
  1.9  Exchange of Certificates..............................................3

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE PRINCIPAL
SHAREHOLDERS.................................................................3

  2.1  Organization and Standing.............................................3
  2.2  Authority; Noncontravention; and Corporate Power......................4
  2.3  Consents and Approvals................................................4
  2.4  Capital Structure.....................................................4
  2.5  Financial Statements..................................................5
  2.6  Real Property; Other Assets...........................................5
  2.7  Software..............................................................6
  2.8  Intellectual Property.................................................7
  2.9  No Infringement.......................................................8
  2.10 Material Contracts....................................................9
  2.11 Litigation...........................................................10
  2.12 Compliance with Applicable Laws......................................10
  2.13 Environmental Laws...................................................10
  2.14 Taxes................................................................10
  2.15 Benefit Plans........................................................11
  2.16 Labor Matters........................................................14
  2.17 Brokers..............................................................14
  2.18 Insurance............................................................14
  2.19 Business Relationships...............................................14
  2.20 Related Party Transactions...........................................15
  2.21 Disclosure...........................................................15

ARTICLE III   REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND THE MERGER
SUB ........................................................................15

  3.1  Organization and Standing............................................16
  3.2  Authority; Noncontravention; and Corporate Power.....................16
  3.3  Consents and Approvals...............................................16
  3.4  Purchaser Shares.....................................................16
  3.5  SEC Filings; Purchaser Financial Statements..........................17
  3.6  Purchaser Capitalization.............................................17
  3.7  Merger Sub Capitalization............................................17
  3.8  Litigation...........................................................17
  3.9  No Material Adverse Change...........................................17
  3.10 Brokers' and Finders' Fees...........................................18
  3.11 Disclosure...........................................................18

ARTICLE IV    CONDUCT OF BUSINESS OF COMPANY................................18

  4.1  Conduct of Business of the Company...................................18
  4.2  No Solicitation......................................................19

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ARTICLE V   ADDITIONAL COVENANTS............................................20

  5.1  Access to Information, Confidentiality...............................20
  5.2  Reasonable Best Efforts..............................................20
  5.3  Public Announcements.................................................21
  5.4  Non-Competition Agreements...........................................21
  5.5  Shareholder Approval; Provision of Information.......................21
  5.6  Conversion of Warrants...............................................21
  5.7   Conversion of Options...............................................21

ARTICLE VI    CONDITIONS PRECEDENT..........................................21

  6.1  Conditions to Each Party's Obligation to Effect the Merger...........21
  6.2  Conditions to Obligations of the Purchaser...........................22
  6.3  Conditions to Obligation of the Company..............................22

ARTICLE VII   INDEMNIFICATION...............................................23

  7.1  By the Principal Shareholders for Breaches by the Company............23
  7.2  By a Principal Shareholder for Breaches by such Principal
         Shareholder .......................................................24
  7.3  By Purchaser.........................................................24
  7.4  Defense of Third Party Claims........................................24
  7.5  Payment; Arbitration.................................................25
  7.6  Survival of Representations and Warranties...........................25
  7.7  Limitation of Principal Shareholder Liability........................25
  7.8  Satisfaction of Indemnification Claims Against Principal
         Shareholders ......................................................25

ARTICLE VIII  TERMINATION, AMENDMENT AND WAIVER.............................26

  8.1  Termination..........................................................26
  8.2  Effect of Termination................................................27
  8.3  Amendment............................................................27
  8.4  Extension; Waiver....................................................27
  8.5  Procedure for Termination, Amendment, Extension or Waiver............27

ARTICLE IX    GENERAL PROVISIONS............................................27

  9.1  [Reserved]...........................................................27
  9.2  Fees and Expenses....................................................27
  9.3  Definitions..........................................................27
  9.4  Notices..............................................................29
  9.5  Interpretation.......................................................30
  9.6  Entire Agreement; Third-Party Beneficiaries..........................30
  9.7  Governing Law........................................................30
  9.8  Assignment...........................................................30
  9.9  Severability.........................................................30
  9.10 Counterparts.........................................................31

  EXHIBIT A       Equity Holders
  EXHIBIT B       Principals
  EXHIBIT C       Opinion Letter from Company Counsel
  EXHIBIT D       Shareholder Letter of Transmittal and Investor
                  Representation Letter
  EXHIBIT E       Form of Non-Competition Agreement

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                         AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER, dated as of October 29, 2003 (this "AGREEMENT"), is made and entered into by and among Return On Investment Corporation, a Delaware corporation ("PURCHASER"), Tectonic Solutions, Inc., a Georgia corporation and a wholly owned subsidiary of Purchaser (the "MERGER SUB"), BBN Acquisition, Inc., a North Carolina corporation (the "COMPANY") Stephen Cole, an individual resident of the State of North Carolina ("COLE"), Lauranne P. Eichel, an individual resident of the State of North Carolina ("EICHEL"), and Arol Wolford, an individual resident of the State of Georgia ("WOLFORD" and collectively with Cole and Eichel, the "PRINCIPAL Shareholders"). Capitalized terms as used herein shall have the meaning set forth in Section 9.3 below.

                                    RECITALS:

     WHEREAS, the respective Boards of Directors of Purchaser, Merger Sub and the Company have determined that it would be advisable and in the best interests of their respective corporations and their respective stockholders for Purchaser to acquire Company, by means of a merger of the Company with and into Merger Sub (the "MERGER"), on the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, the parties desire to make certain representations, warranties and covenants in connection with the Merger and to prescribe various conditions to the consummation of the Merger; and

     WHEREAS, the parties intend for the transaction contemplated by this Agreement to constitute a tax-free reorganization under Section 368 of the Internal Revenue Code (the "CODE").

     NOW, THEREFORE, in consideration of the representations, warranties and covenants contained in this Agreement, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 THE MERGER. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the North Carolina Business Corporation Act (the "NCBCA") and the Georgia Business Corporation Code (the "GBCC"), the Merger shall be effected and the Company shall be merged with and into the Merger Sub at the Effective Time (as defined in Section 1.3). At the Effective Time, the separate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation (sometimes hereinafter referred to as the "SURVIVING CORPORATION").

     1.2 CLOSING. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article VII, and subject to the satisfaction or waiver of all of the conditions set forth in Article VI, the closing of the Merger (the "CLOSING") will take place at 10:00 a.m. on the second business day (the "CLOSING DATE") following satisfaction or waiver of all of the conditions set forth in Article VI, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions, at the offices of Powell, Goldstein, Frazer & Murphy LLP, 191 Peachtree Street, 16th Floor, Atlanta, Georgia, unless another date, time or place is agreed to in writing by the parties.

     1.3 EFFECTIVE TIME. The Parties shall file with the Secretary of State of the State of North Carolina (the "NORTH CAROLINA SECRETARY OF STATE") and the Secretary of State of the State of Georgia

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on the Closing Date (or on such other date as  Purchaser  and Company may agree)
articles of merger (the "ARTICLES OF MERGER") and any other appropriate documents, and make all other filings or recordings required under the NCBCA or the GBCC in connection with the Merger. The Merger shall become effective upon the filing of the Articles of Merger with the North Carolina Secretary of State, or at such later time as is specified in the Articles of Merger (the "EFFECTIVE TIME").

     1.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the applicable provisions of the NCBCA and the GBCC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property of Merger Sub and Company shall vest in the Surviving Corporation, and all liabilities of Merger Sub and Company shall become the liabilities of the Surviving Corporation.

     1.5 ARTICLES OF INCORPORATION; BYLAWS. At the Effective Time, (a) the articles of incorporation of the Merger Sub as in effect at the Effective Time shall, from and after the Effective Time, be the articles of incorporation of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and applicable law, and (b) the bylaws of the Merger Sub as in effect at the Effective Time shall, from and after the Effective Time, be the bylaws of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and applicable law.

     1.6 DIRECTORS; OFFICERS. From and after the Effective Time, the directors and officers of Merger Sub shall be the directors and officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     1.7 CONSIDERATION. In consideration of all the issued and outstanding shares of common stock, $0.001 par value per share, of the Company (the "COMPANY COMMON STOCK") at the Effective Time (the "SHARES"), the Purchaser shall issue 750,000 shares (such shares, plus the Fractional Payments payable pursuant to Section 1.9, the "MERGER CONSIDERATION") of Purchaser common stock, $0.01 par value per share (the "PURCHASER COMMON STOCK"). The Purchaser Common Stock portion of the Merger Consideration shall be valued an a per share basis at the average closing price of the Purchaser's common stock on the Over-the-Counter Bulletin Board for the sixty trading days ending on the trading day prior to the Closing Date.

     1.8 EFFECT ON CAPITAL STOCK. Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder of any Shares, the following shall occur:

     (a) Each share of Company Common Stock which are held as of the Effective Time, shall be converted into the right to receive that fraction of a share of Purchaser Common Stock equal to the Applicable Fraction (as defined below).

     (b) Each share of capital stock of the Company that is held in the treasury of the Company, if any, shall be cancelled and retired and cease to exist and no consideration shall be issued in exchange therefor.

     (c) To the extent any options to purchase the common stock of Company remain exercisable immediately prior to the Effective Time, such options shall, in connection with the Merger, be terminated and shall not be assumed by Purchaser.

     (d) For purposes of this Agreement, the "APPLICABLE FRACTION" shall be the number equal to the fraction: (A) having a numerator equal to 750,000 and (B) having a denominator equal to the

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aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

     1.9  EXCHANGE OF CERTIFICATES.

     (a) At the Effective Time, upon surrender of a stock certificate representing Company Stock (a "COMPANY STOCK CERTIFICATE") to Purchaser for exchange, Purchaser shall deliver to the holder of such Company Stock Certificate a certificate representing the number of shares of Purchaser Common Stock that such holder has the right to receive pursuant to Section 1.8; PROVIDED, HOWEVER, that all certificates representing Purchaser Common Stock to be delivered to the holder of a Company Stock Certificate shall, in each case, represent only whole shares of Purchaser Common Stock, and in lieu of any fractional shares to which such holder would otherwise be entitled, the holder of such Company Stock Certificate shall be paid in cash an amount equal to the product of (i) the closing price of the Purchaser Common Stock on the over-the-counter bulletin board on the last business day immediately preceding the Closing Date, multiplied by (ii) the fraction of a share of Purchaser Common Stock that would otherwise be deliverable to such holder (such product, the "FRACTIONAL PAYMENT").

     (b) All Company Stock Certificates so surrendered shall be cancelled. Until surrendered as contemplated by this Section 1.9, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration in accordance with this Agreement. If any Company Stock Certificate shall have been lost, stolen or destroyed, the owner thereof shall, in lieu of surrendering such Company Stock Certificate, provide an appropriate affidavit to Purchaser as indemnity against any claim that may be made against Purchaser or the Surviving Corporation with respect to such Company Stock Certificate.

                                   ARTICLE II

  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE PRINCIPAL SHAREHOLDERS

     The Company and the Principal Shareholders, jointly and severally, represent and warrant to the Purchaser and the Merger Sub that the statements contained in this Article II are true, correct and complete as of the date hereof, and will be true, correct and complete as of the Closing Date (unless specifically made as of another date), except as specified to the contrary in the corresponding paragraph of the disclosure schedule prepared by the Company accompanying this Agreement (the "COMPANY DISCLOSURE SCHEDULE") which is made a part hereof. The Company Disclosure Schedule will be arranged in paragraphs corresponding to the letter and numbered paragraphs contained in this Article II.

     2.1 ORGANIZATION AND STANDING. Each of Company and each Subsidiary of Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the Company and each Subsidiary of the Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in Section 9.3(h)) on the Company. The Company has delivered to the Purchaser or its representatives true, complete and correct copies of the articles of incorporation and bylaws or comparable governing documents of the Company and each Subsidiary of the Company, in each case as amended to the date of this Agreement. A true,

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correct and complete  list of all  Subsidiaries  of Company,  together  with the jurisdiction of incorporation of each such Subsidiary and the percentage of each such Subsidiary's capital stock owned by the Company or another Subsidiary, is set forth in the Company Disclosure Schedule.

     2.2 AUTHORITY; NONCONTRAVENTION; AND CORPORATE POWER. The Company has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and the Principal Shareholders and, assuming that this Agreement constitutes a valid and binding obligation of Purchaser and Merger Sub, constitutes a valid and binding obligation of Company and the Principal Shareholders, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity. None of the Company or its Subsidiaries is in violation of its respective articles of incorporation (or the comparable governing documents) or bylaws. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) conflict with any of the provisions of the articles of incorporation or bylaws of the Company or the comparable governing documents of any Subsidiary of the Company, in each case as amended to the date of this Agreement, (ii) subject to the governmental filings and other matters referred to in the next section, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a material obligation, a right of termination, cancellation or acceleration of any obligation or a loss of a material benefit under, or require the consent of any person under, any indenture or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets is bound or affected, or (iii) subject to the governmental filings and other matters referred to in Section 2.3, contravene any domestic or foreign law, rule or regulation or any order, writ, judgment, injunction, decree, determination or award currently in effect and applicable to the Company, which in the case of clauses (ii) and (iii) above, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     2.3 CONSENTS AND APPROVALS. No consent, approval or authorization of, or declaration or filing with, or notice to, any domestic or foreign court, governmental agency or regulatory authority (each a "GOVERNMENTAL ENTITY") or any other third party which has not been received or made (or has been received or made but is not otherwise in full force and effect) is required by or with respect to the Company or any of its Subsidiaries (as the case may be) in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the approval of the Merger by the Company Shareholders, (ii) the filing of the Articles of Merger with the North Carolina Secretary of State and with the Georgia Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (iii) such consents, approvals, authorizations, filings or notices as are specified in the Company Disclosure Schedule. The Company Shareholders and the directors of the Company are the only Persons entitled to approve the Merger under the NCBCA and the Company's articles of incorporation or bylaws.

     2.4 CAPITAL STRUCTURE. The capitalization of the Company as of the date hereof, including the authorized capital stock, the number of shares issued and outstanding, the number of shares issuable and reserved for issuance pursuant to the Company's stock option plans, the number of shares issuable and reserved for issuance pursuant to securities exercisable or exchangeable for, or convertible into, any shares of capital stock is set forth on SCHEDULE 2.4 of the Company Disclosure Schedule. All of such outstanding shares of capital stock have been, or upon issuance, will be, validly issued, fully paid and

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non-assessable.  Except as set forth on SCHEDULE 2.4, no shares of capital stock of the Company are subject to preemptive rights or any other similar rights or any liens or encumbrances created by any agreement to which the Company is a party. Except as set forth on SCHEDULE 2.4, there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable or exchangeable for, any shares of capital stock of the Company or any of its Subsidiaries, or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its Subsidiaries, nor are any such issuances or arrangements contemplated. The Company has furnished to the Purchaser or its representatives true and correct copies of all instruments and agreements governing securities convertible into or exercisable or exchangeable for capital stock of the Company. EXHIBIT A sets forth a true, correct and complete list of all Persons that hold equity in the Company, or any instrument convertible into equity as of the Closing Date, and sets forth the state of residence for each such Person. Company shall deliver an updated EXHIBIT A at or prior to the Closing Date.

     2.5 FINANCIAL STATEMENTS. Included in SCHEDULE 2.5 of the Company Disclosure Schedule are true and complete copies of the financial statements of the Company consisting of an unaudited balance sheet of the Company as of September 30, 2003 (the "COMPANY INTERIM BALANCE SHEET"), and the related unaudited statements of income, changes in stockholders' equity and cash flows for the period then ended (together with the Company Interim Balance Sheet, the "COMPANY FINANCIAL STATEMENTS"). Each of the Company Financial Statements have been prepared in accordance with generally accepted United States accounting principles ("GAAP") applied on a consistent basis throughout the periods involved and (ii) fairly present the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated, except that the Company Financial Statements do not contain footnotes and lack other presentation items and are subject to audit adjustments. The books and records of the Company have been and are being maintained in accordance with GAAP and reflect only actual transactions.

     2.6  REAL PROPERTY; OTHER ASSETS.

     (a) The Company does not own, and has never owned, any real property.

     (b) The Company or one of its Subsidiaries has good and marketable fee simple title to or a valid leasehold interest in each tangible asset reflected in the latest balance sheet of the Company (other than any such other asset disposed of or consumed in the ordinary course of business) free and clear of all Liens except (A) those reflected or reserved against in the latest balance sheet of the Company, (B) taxes and general and special assessments not in default and payable without penalty and interest, (C) those Liens set forth in the Company Disclosure Schedule, and (D) such other Liens and other imperfections of title, if any, as do not detract from the value or materially interfere with the present use of the property affected thereby.

     (c) The Company Disclosure Schedule sets forth a true and complete list, and the Company has heretofore delivered to the Purchaser or its representatives true, correct and complete copies of all leases, subleases and other agreements (the "REAL PROPERTY LEASES") under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, real property or facilities (the "LEASED REAL Property"), including all modifications, amendments and supplements thereto. Except where the failure could not reasonably be expected to have, individually, a Material Adverse Effect on the Company: (A) the Company or one of its Subsidiaries has a valid and subsisting leasehold interest in each parcel of Leased Real Property free and clear of all Liens and each Real Property Lease is in full force and effect in all material respects; (B) all rent and other sums and charges payable by the Company or its Subsidiaries as tenants thereunder are current in all respects;
(C) no
termination event or condition or uncured default on the part of the Company or any such Subsidiary or, to the Company's Knowledge, the landlord, exists under any Real Property Lease; (D) to the Company's Knowledge, the Company or one of its Subsidiaries is the sole undisputed lessee of each Leased Real Property, is in actual possession thereof and is entitled to quiet enjoyment thereof in accordance with the terms of the applicable Real Property Lease; and (E) no consent or approval from the lessor under the Real Property Leases is required for the consummation by the Company of the transactions contemplated hereby.

     (d) The Company's, or any of its Subsidiaries', current use of the Leased Real Property and the improvements and buildings located thereon in connection with the operation of the Company's, or any of its Subsidiaries', business is in compliance in all material respects and substantially conforms with all applicable zoning and building regulation requirements.

     2.7  SOFTWARE.

     (a) SCHEDULE 2.7(A)(1) of the Company Disclosure Schedule sets forth under the caption "OWNED SOFTWARE" a true, correct and complete list (other than "off-the-shelf" computer programs that are validly and properly licensed under a shrink-wrap or click-wrap license) of all material computer programs (source code or object code) which were developed for or on behalf of, or have been purchased by, the Company or any Subsidiary of the Company and which are currently used internally by the Company or which are being distributed by the Company or any of its Subsidiaries to its customers and all material computer programs under development by the Company or its Subsidiaries but not currently distributed (collectively, the "OWNED Software"), and SCHEDULE 2.7(A)(2) of the Company Disclosure Schedule sets forth under the caption "LICENSED SOFTWARE" a true, correct and complete list (other than "off-the-shelf" computer programs that are validly and properly licensed under a shrink-wrap or click-wrap license) of all material computer programs (source code or object code) licensed to the Company or any Subsidiary of the Company by another person which are currently used internally by the Company or which are being distributed by the Company or any of its Subsidiaries to its customers, whether as integrated or bundled with any of the Company's or its Subsidiaries' computer programs or as a separate stand-alone product (specifically excluding any off-the-shelf computer program that is validly and properly licensed under a shrink-wrap or click-wrap license) (collectively, the "LICENSED SOFTWARE" and, together with the Owned Software, the "SOFTWARE"). Software that is being distributed by the Company or any of its subsidiaries to it customers is referred to herein as the "MARKETED SOFTWARE."

     (b) The Company, directly or through its Subsidiaries, has good, marketable and exclusive title to, and the valid and enforceable power and unqualified right to sell, license, lease, transfer, use, create derivative works of, or otherwise exploit, all versions and releases of the Owned Software and all copyrights thereof, free and clear of all Liens. The Company, directly or through its Subsidiaries, is in actual possession of the source code and object code for each computer program included in the Owned Software, and the Company, directly or through its Subsidiaries, is in possession of all other documentation, including without limitation all related engineering specifications, program flow charts, installation and user manuals and know-how necessary for the effective use of the Owned Software as currently used in the Company's business or as offered or represented to the Company's customers or potential customers. The Company, directly or through its Subsidiaries, is in actual possession of the object code and user manuals for each computer program included in the Licensed Software. The Software constitutes all of the material computer programs necessary to conduct the Company's business as now conducted, and includes all of the material computer programs licensed or offered for license to the Company's customers and potential customers or otherwise used in the development, marketing, licensing, sale or support of the products and the services presently offered by the Company (other than "off-the-shelf" computer programs). No person other than the Company and its Subsidiaries has any right or interest of any kind or nature in or with respect to the Owned Software or any portion thereof or any rights to sell, license, lease, transfer, use or otherwise exploit the Owned Software or any portion thereof.

     (c) SCHEDULE 2.7(C) of the Company Disclosure Schedule sets forth a true, correct and complete list of (A) all persons other than the Company and its Subsidiaries that have been provided with the source code or have a right to be provided with the source code (including any such right that may arise after the occurrence of any specified event or circumstance, either with or without the giving of notice or passage of time or both) for any of the Owned Software, and
(B) all source code escrow agreements relating to any of the Owned Software (setting forth as to any such escrow agreement the source code subject thereto and the names of the escrow agent and all other persons who are actual or potential beneficiaries of such escrow agreement), and identifies with specificity all agreements and arrangements pursuant to which the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby would entitle any third party or parties to receive possession of the source code for any of the Owned Software or any related technical documentation. No person (other than the Company, its Subsidiaries or their employees and consultants and any person that is a party to a contract referred to in clause (F) of Section 2.10 that restricts such person from disclosing any information concerning such source code) is in possession of, or has or has had, since the Company acquired it, access to, any source code for any computer program included in the Owned Software.

     (d) There are no known defects in any computer program included in the Owned Software that would materially and adversely affect the functioning thereof in accordance with any published specifications therefor or in accordance with any warranties given with respect thereto. Each computer program included in the Owned Software is in machine readable form and contains all current revisions. SCHEDULE 2.7(D) of the Company Disclosure Schedule sets forth a true, correct and complete list of current claims of defects by customers of the Company or any of its Subsidiaries under warranties or support and maintenance agreements with respect to any Marketed Software.

     (e) None of the sale, license, lease, transfer, use, reproduction, distribution, modification or other exploitation by the Company or any Subsidiary of the Company of any version or release of any computer program included in the Marketed Software obligates or will obligate the Company or any Subsidiary of the Company to pay any royalty, fee or other compensation to any other person.

     (f) Neither the Company nor any of its Subsidiaries markets, or has marketed, and none of them have supported or is obligated to support, any Licensed Software separate from the Owned Software.

     (g) No material agreement, license or other arrangement pertaining to any of the Software (including, without limitation, any development, distribution, marketing, user or maintenance agreement, license or arrangement) to which the Company or any Subsidiary of the Company is a party will terminate or become terminable by any party thereto as a result of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. All licenses covering Licensed Software are of perpetual duration (subject to provisions allowing the Company to terminate and provisions allowing the respective licensors to terminate in the event of a breach by the Company).

     2.8  INTELLECTUAL PROPERTY.

     (a) SCHEDULE 2.8 of the Company Disclosure Schedule sets forth a true, correct and complete list (including, to the extent applicable, registration, application or file numbers) of all patents, and all material copyrights, trade dress, trademarks, trade names, service marks and domain names currently used by the Company or any Subsidiary of the Company in connection with the conduct of the Company's business, and all registrations of or applications for registration of any of the foregoing, including any additions thereto or extensions, continuations, renewals or divisions thereof (setting forth the registration, issue or serial number and a description of the same). The Purchaser or its representatives has heretofore been furnished with true, correct and complete copies of each registration or application for registration covering any of the Intellectual Property (as defined below) or Software which is registered with, or in respect of which any application for registration has been filed with, any Governmental Entity.

     (b) The Intellectual Property includes all of the material intellectual property rights owned by or licensed by or to the Company and its Subsidiaries that are necessary to conduct the Company's business as it is now conducted, and includes all of the material intellectual property rights owned by or licensed by or to the Company and its Subsidiaries that are used in the development, marketing, licensing or support of the Software or are licensed by the Company to, or offered for license to, the Company's customers or potential customers. The Company, directly or through its Subsidiaries, has good, marketable and exclusive title to, and the valid and enforceable power and unqualified right to use, the Intellectual Property free and clear of all Liens. No person or entity other than the Company and its Subsidiaries has any right or interest of any kind or nature in or with respect to the Intellectual Property or any portion thereof or any rights to use, market or exploit the Intellectual Property or any portion thereof.

     (c) Except as set forth in SCHEDULE 2.8 of the Company Disclosure Schedule, in each case in which the Company has acquired from any Person ownership of any Intellectual Property, the Company has obtained a valid and enforceable assignment sufficient to transfer all rights in such Intellectual Property
(including the right to seek past and future damages with respect to such Intellectual Property) to the Company.

     (d) "INTELLECTUAL PROPERTY" means all patents and all material copyrights, trade dress, trademarks, trade names, service marks, domain names and other material intellectual property rights, including without limitation, trade secrets, processes, formulae, designs and know-how currently used by the Company or a Subsidiary of the Company in connection with the conduct of the Company's business.

     2.9 NO INFRINGEMENT. Neither the existence nor the sale, license, lease, transfer, use, reproduction, distribution, modification or other exploitation by the Company, any Subsidiary of the Company or any of their respective successors or assigns of any Owned Software or Intellectual Property (and, to the Company's knowledge, the Licensed Software), as such Software or Intellectual Property, as the case may be, is or was to be sold, licensed, leased, transferred, used or otherwise exploited by such persons, does, did or will (A) infringe on any United States patent, trademark, copyright or other intellectual property right of any other person, (B) to the Company's Knowledge, constitute a misuse or misappropriation of any trade secret, know-how, process, proprietary information or other intellectual property right of any other person or a violation of any relevant agreement governing the license of the Licensed Software to the Company or its Subsidiaries, or (C) entitle any other person to any interest therein, or right to compensation from the Company, any Subsidiary of the Company or any of their respective successors or assigns, by reason thereof, in each case, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has received any written complaint, assertion, threat or allegation or otherwise has notice of any lawsuit, claim, demand, proceeding or investigation involving matters of the type contemplated by the immediately preceding sentence or has Knowledge of any facts or circumstances that could reasonably be expected to give rise to any such lawsuit, claim, demand, proceeding or investigation. Except as provided in the relevant agreements governing the license of the Licensed Software to the Company or its
Subsidiaries, there are no restrictions on the ability of the Company, any Subsidiary of the Company or any of their respective successors or assigns to sell, license, lease, transfer, use, reproduce, distribute, modify or otherwise exploit any Software or Intellectual Property.

     2.10 MATERIAL CONTRACTS. SCHEDULE 2.10(A) of the Company Disclosure Schedule sets forth the following contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound, true, correct and complete copies of which have been provided to the Purchaser or its representatives (collectively, the "MATERIAL CONTRACTS"): (A) contracts with any current officer, director or employee of the Company or any of its Subsidiaries;
(B) contracts pursuant to which the Company or any of its Subsidiaries licenses other persons to use any of the Software or has agreed to support, maintain, upgrade, enhance, modify, port, or consult with respect to any of the Software, or pursuant to which other persons license the Company or any of its Subsidiaries to use the Licensed Software; (C) contracts (1) for the sale of any of the assets of the Company or any of its Subsidiaries, other than contracts entered into in the ordinary course of business, (2) for the grant to any person of any preferential rights to purchase any of its assets or (3) for the sale or transfer of any equity of the Company; (D) contracts by which the Company has agreed to design, develop, author or create any new custom, or customized software for any third party; (E) contracts which restrict the Company or any of its Subsidiaries from competing in any line of business or with any person in any geographical area or which restrict any other person from competing with the Company or any of its Subsidiaries in any line of business or in any geographical area; (F) contracts which restrict the Company or any of its Subsidiaries from disclosing any information concerning or obtained from any other person or which restrict any other person from disclosing any information concerning or obtained from the Company or any of its Subsidiaries; (G) indentures, credit agreements, security agreements, mortgages, guarantees, promissory notes and other contracts relating to the borrowing of money; and (H) all other agreements, contracts or instruments entered into outside of the ordinary course of business or which are material to the Company. Except as could not reasonably be expected to have a Material Adverse Effect on the Company, all of the Material Contracts are in full force and effect as to the Company and are the legal, valid and binding obligation of the Company and/or its Subsidiaries, enforceable against them in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Neither the Company nor any of its Subsidiaries is in breach or default (with or without notice or lapse of time, or both) in any material respect under any Material Contract nor, to the Knowledge of the Company, is any other party to any Material Contract in breach or default (with or without notice or lapse of time, or both) thereunder in any material respect. Neither the Company nor any of its Subsidiaries is a party to any existing contract, obligation or commitment of any type in any of the following categories: (1) any sales contract, including any open bid or quotation, which is of an open-end or blanket nature; (2) contracts for the purchase of materials, supplies or equipment which have not been entered into in the ordinary course of business and consistent with past practice or for capital expenditures in excess of $10,000; (3) contracts with distributors, manufacturers' representatives or sales agents, except those which are terminable at the option of the Company or any of its Subsidiaries on 60 days' notice or less without incurring any liability in excess of $10,000; (4) contracts under which the Company or any of its Subsidiaries has, except by way of endorsement of negotiable instruments for collection in the ordinary course of business and consistent with past practice, become absolutely or contingently or otherwise liable for (aa) the performance of any other person, firm or corporation under a contract, or (bb) the whole or any part of the indebtedness or liabilities of any other person, firm or corporation; (5) powers of attorney outstanding from the Company or any of it Subsidiaries other than as issued in the ordinary course of business and consistent with past practice with respect to customs, insurance, patent, trademark or tax matters, or to agents for service of process; (6) contracts under which any amount payable by the Company or any of its Subsidiaries is dependent upon the revenues or profits of the Company or any of its Subsidiaries (other than employment contracts containing bonus payment provisions dependent on the Company's or any of its Subsidiaries' financial performance which are contained in the Company Disclosure Schedule);
(7) contracts with any party for the loan of money or availability of credit to or from the Company or any of its Subsidiaries (except trade credit extended by the Company or any of its Subsidiaries to its or their customers or travel advances to its or their employees in the ordinary course of business and consistent with past practice); or (8) any hedging, option, derivative or other similar transaction.

     2.11 LITIGATION. There is no legal action, suit, or proceeding of any nature pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, their properties or any of their officers, directors or employees, nor, to the Knowledge of the Company, is their any reasonable basis therefor.

     2.12 COMPLIANCE WITH APPLICABLE LAWS. All federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights (collectively, "PERMITS") necessary for each of the Company and its Subsidiaries to own, lease or operate its properties and assets and to carry on its business as now conducted have been obtained or made, and there has occurred no material default (with or without notice or lapse of time or both) under any such Permit. The Company and its Subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity.

     2.13 ENVIRONMENTAL LAWS. To the Company's Knowledge: (i) neither the Company nor any of its Subsidiaries has violated or is in violation of any Environmental Law (as defined in Section 9.3(d)); (ii) none of the Leased Real Property (including without limitation soils and surface and ground waters) has been or are contaminated with any Hazardous Substance (as defined in Section 9.3(e)); (iii) neither the Company nor any of its Subsidiaries is potentially liable or liable for any off-site contamination; (iv) neither the Company nor any of its Subsidiaries has any notice of an actual liability, remediation obligation or reporting duty under any Environmental Law; (v) no assets of the Company or any of its Subsidiaries are subject to pending or threatened Liens under any Environmental Law; (vi) the Company and its Subsidiaries have all Permits required under any Environmental Law ("ENVIRONMENTAL PERMITS"), other than Environmental Permits where the failure to have such permits could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and (vii) the Company and its Subsidiaries are in compliance with their respective Environmental Permits.

     2.14 TAXES.

     (a) Each of the Company and each Subsidiary of the Company (and any affiliated or unitary group of which any such person was a member) has (A) timely filed all federal, state, local and foreign returns, declarations, reports, estimates, information returns and other statements of any kind ("RETURNS") required to be filed by or for it in respect of any Taxes (as defined in the last paragraph of this Section 2.14), the Company has not filed for an extension to file any Returns that will not have expired prior to the Closing Date, and has caused such Returns as so filed to be true, correct and complete in all material respects, (B) established reserves that are reflected in the Company Financial Statements and that as so reflected are adequate for the payment of all Taxes with respect to the results of operations of the Company and its Subsidiaries through the date of such Company Financial Statements, and (C) timely withheld and paid over to the proper taxing authorities all Taxes required to be so withheld and paid over through the date hereof. Each of the Company and each Subsidiary of the Company (and any affiliated or unitary group of which any such person was a member) has timely paid all Taxes with respect to any Returns referred to in the immediately preceding sentence and that became due and payable on or before the date hereof.

     (b) There has been no taxable period for which a Return of the Company or any of its Subsidiaries has been examined on audit by the Internal Revenue Service (the "IRS") or an applicable state, local or foreign taxing authority that remains open as of the date hereof, and except for alleged deficiencies which have been finally and irrevocably resolved, the Company has not received formal or informal written notification that any deficiency for any Taxes, the amount of which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, has been or will be proposed, asserted or assessed against the Company or any of its Subsidiaries by any federal, state, local or foreign taxing authority or court with respect to any period.

     (c) Neither the Company nor any of its Subsidiaries has (A) executed or entered into with the IRS or any other taxing authority any agreement or other document that continues in force and effect beyond the Effective Time and that extends or has the effect of extending the period for assessments or collection of any Taxes, (B) executed or entered into with the IRS or any other taxing authority any closing agreement or other similar agreement (nor has the Company or any of its Subsidiaries received any ruling, technical advice memorandum or similar determination) affecting the determination of Taxes required to be shown on any Return not yet filed, or (C) requested any extension of time to be granted to file after the Effective Date any Return required by applicable law to be filed by it.

     (d) Neither the Company nor any of its Subsidiaries has made an election under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any of its Subsidiaries. None of the assets of the Company or any of its Subsidiaries is required to be treated as being owned by any other person pursuant to the "safe harbor" leasing provisions of Section 168(f)(8) of the Internal Revenue Code of 1954 as formerly in effect.

     (e) Neither the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any tax sharing agreement or similar agreement or arrangement.

     (f) The Company has no pending application with the IRS under Section 481(a) of the Code requesting a change in accounting method or otherwise.

     (g) Neither the Company nor any of its Subsidiaries is, or has been, a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

     (h) Except for the group of which the Company is presently the common parent, the Company has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, and each of the Company's Subsidiaries has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, except where the Company was the common parent of such affiliated group.

     For purposes of this Agreement, "TAXES" shall mean all federal, state, local, foreign or other jurisdiction taxes including, but without limitation, income, property, sales, excise, employment, payroll, franchise, withholding and other taxes, tariffs, charges, fees, levies, imposts, duties, licenses or other assessments of every kind and description, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

     2.15 BENEFIT PLANS. The Company Disclosure Schedule sets forth a true, correct and complete list of all the employee benefit plans (as that phrase is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained or contributed to for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries ("COMPANY ERISA PLANS") and any other benefit or compensation plan, program or arrangement maintained or contributed to for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries (Company ERISA Plans and such other plans being referred to as "COMPANY PLANS"). The Company has delivered or made available to the Purchaser or its representatives a true, correct and complete copy of every document pursuant to which each Company Plan is established or operated (including any summary plan descriptions), a written description of any Company Plan for which there is no written document, and the most recent annual report, financial statement and actuarial valuation with respect to each Company Plan, if required to be filed or prepared. Except as specified in the Company Disclosure Schedule:

     (a) No member of the Company Group (as defined below) maintains, or has at any time established or maintained, or has at any time obligated to make, or made, contributions to or under any multiemployer plan (as defined in Section 3(37) and Section 4001(a)(3) of ERISA).

     (b) None of the Company Plans promises or provides retiree health or life insurance benefits to any person (other than continuation health coverage benefits under the Consolidated Omnibus Budget Reconciliation Act).

     (c) None of the Company Plans provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit, the acceleration of the payment, or the vesting of a benefit by reason of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

     (d) Neither the Company nor any of its Subsidiaries has an obligation to adopt, or is considering the adoption of, any new Company Plan or the amendment of an existing Company Plan, except such amendments that are required by law.

     (e) The IRS has issued favorable determination letters to the effect that each Company ERISA Plan intended to be qualified under Code Section 401(a) qualifies under Code Section 401(a) and that any related trust is exempt from taxation under Code Section 501(a), and such determination letters remain in effect and have not been revoked. Copies of the most recent determination letters and any outstanding requests for a determination letter with respect to each Company ERISA Plan have been delivered to the Purchaser. No Company ERISA Plan has been amended since the issuance of its respective determination letter. The Company ERISA Plans that are tax-qualified retirement plans currently comply in all material respects with the requirements under Code Section 401(a), other than changes required by statutes, regulations and rulings for which amendments are not yet required.

     No issue concerning the tax-qualification of any Company ERISA Plan that is a tax-qualified retirement plan is pending before or, to the Knowledge of the Company, is threatened by the IRS. Neither the Company nor any of its Subsidiaries or any other entities which now or in the past constitute a single employer within the meaning of Code Section 414 (the "COMPANY GROUP") or any fiduciary of any Company ERISA Plan has done anything that would adversely affect the qualified status of the Company ERISA Plans or the related trusts.

     Any Company ERISA Plan which is required to satisfy Code Section 401(k)(3) and 401(m)(2) has been tested for compliance with, and has satisfied the requirements of, Code Section 401(k)(3) and 401(m)(2) for each plan year ending prior to the Closing Date.

     (f) Each Company Plan has been operated in accordance with its terms (except for those terms which are inconsistent with the changes required by statutes, regulations, and rulings for which changes are not yet required to be made, in which case the Company ERISA Plans have been administered in accordance with the provisions of those statutes, regulations and rulings) and the requirements of all applicable law, in each case, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

     (g) To the Company's Knowledge, no member of the Company Group (other than the Company or any of its Subsidiaries) nor any other "disqualified person" or "party in interest" (as defined in Code Section 4975 and ERISA Section 3(14), respectively) with respect to the Company Plans, has engaged in any "prohibited transaction" (as defined in Code Section 4975 or ERISA Section 406). All members of the Company Group and all "fiduciaries" (as defined in ERISA Section 3(21)) with respect to the Company Plans, including any members of Company Group which are fiduciaries as to a Company ERISA Plan, have complied in all material respects with the requirements of ERISA Section 404. To the Company's knowledge, no member of the Company Group (other than the Company or any of its Subsidiaries) and no party in interest or disqualified person with respect to the Company Plans has taken or omitted any action which could lead to the imposition of an excise tax under the Code or a fine under ERISA. To the Company's knowledge, no member of the Company Group (other than the Company or any of its Subsidiaries) is subject to any material liability, tax or penalty whatsoever to any person whomsoever as a result of any member of the Company Group engaging in a prohibited transaction under ERISA or the Code, and the Company Group has no knowledge of any circumstances which reasonably might result in any such material liability, tax or penalty as a result of a breach of fiduciary duty under ERISA.

     (h) To the Company's Knowledge, no member of the Company Group (other than the Company or any of its Subsidiaries) maintains or has maintained an "employee benefit pension plan" within the meaning of ERISA Section 3(2) that is or was subject to Title IV of ERISA or has incurred any direct or indirect liability under, arising out of or by operation of Title IV of ERISA in connection with the termination of, or withdrawal from, any the Company ERISA Plan or other retirement plan or arrangement, and no fact or event exists that could reasonably be expected to give rise to any such liability.

     (i) To the Company's Knowledge, each member of the Company Group (other than the Company or any of its Subsidiaries) has made full and timely payment of, or has accrued pending full and timely payment, all amounts which are required under the terms of each of the Company Plans and in accordance with applicable laws to be paid as a contribution to each Company Plan and no excise taxes are assessable as a result of any nondeductible or other contributions made or not made to a Company Plan. The assets of all Company Plans which are required under applicable laws to be held in trust are in fact held in trust, and the assets of each such Company Plan equal or exceed the liabilities of each such plan. The liabilities of each other Company Plan are properly and accurately reported on the financial statements and records of the Company. The assets of each Company Plan are reported at their fair market value on the books and records of each plan.

     (j) There are no claims relating to the Company Plans, other than routine claims for benefits.

     (k) Each member of the Company Group has complied with the continuation coverage requirements of Section 1001 of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and ERISA Sections 601 through 608. Each member of the Company Group has also complied with the privacy, portability, access, and renewability provisions of the Health Insurance Portability and Accountability Act of 1996 and regulatory guidance issued thereunder.

     (l) No member of the Company Group is obligated, contingently or otherwise, under any agreement to pay any amount which would be treated as a "parachute payment," as defined in Code Section 280G(b) (determined without regard to Code
Section 280G(b)(2)(A)(ii)).

     (m) None of the Company Plans provide for benefits or other participation therein, and the Company has received no claims or demands for participation in or benefits under any Company Plan, by any individual classified or treated by the Company as an independent contractor.

     2.16 LABOR MATTERS.

     (a) Neither the Company nor any of its Subsidiaries is a party to any employment, labor or collective bargaining agreement, and there are no employment, labor or collective bargaining agreements which pertain to employees of the Company or any of its Subsidiaries. The Company has heretofore delivered to the Purchaser or its representatives true, complete and correct copies of the agreements referred to in the previous sentence, together with all amendments, modifications, supplements or side letters affecting the duties, rights and obligations of any party thereunder.

     (b) No employees of the Company or any of its Subsidiaries are represented by any labor organization and, to the Knowledge of the Company, no labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification. There are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority and, to the Knowledge of the Company, there are no organizing activities involving the Company or any of its Subsidiaries pending with any labor organization or group of employees of the Company or any of its Subsidiaries.

     (c) There are no (A) unfair labor practice charges, grievances or complaints pending or threatened in writing to the Company by or on behalf of any employee or group of employees of the Company or any of its Subsidiaries, or
(B) complaints, charges or claims against the Company or any of its Subsidiaries pending, or threatened in writing to the Company to be brought or filed, with any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or any of its Subsidiaries.

     (d) SCHEDULE 2.16(D) of the Company Disclosure Schedule sets forth, for the Company, a true and complete list of employees, consultants and independent contractors who currently perform services for the Company, and for each such Person includes a complete and accurate summary description of the material compensation paid to such Person (including the date of the most recent increase thereof), any employment contract between such Person and the Company and any severance pay, lump sum or other payment, compensation or other remuneration that such Person is or would be eligible to receive, or has received, upon termination of employment or service or as a result of the Merger.

     2.17 BROKERS. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

     2.18 INSURANCE. The Company has insurance policies and fidelity bonds covering its and its Subsidiaries' assets, business, equipment, properties, operations, employees, officers and directors of the type and in amounts customarily carried by persons conducting business similar to that of the Company. All premiums due and payable under all such policies and bonds have been paid, and the Company is otherwise in full compliance with the terms and conditions of all such policies and bonds in all material respects. The reserves established by the Company in respect of all matters as to which the Company self-insures, including for workers' compensation and workers' medical coverage, are adequate and appropriate. The Company Disclosure Schedule sets forth a true and complete list of all insurance policies, fidelity bonds and self-insurance provisions of the Company.

     2.19 BUSINESS RELATIONSHIPS. The relationships of the Company and its Subsidiaries with their significant customers, distributors, licensors, designers and suppliers are satisfactory in all material respects to the Company and, to the Company's Knowledge, the execution of this Agreement and the consummation of the Merger and the other transactions contemplated hereby will not materially adversely affect the relationships of the Company and its Subsidiaries with such customers, distributors, licensors, designers and suppliers.

     2.20 RELATED PARTY TRANSACTIONS. Except as set forth in the Company Disclosure Schedule no shareholder, director nor any officer of the Company owns or holds, directly or indirectly, any interest in (excepting holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than 5% of the equity of any such entity), or is an officer, director, employee or consultant of any person that is, a competitor, lessor, lessee, customer or supplier of the Company or which conducts a business similar to any business conducted by the Company. Except as set forth in the Company Disclosure Schedule, no shareholder, director or officer of the Company (a) owns or holds, directly or indirectly, in whole or in part, any Company Intellectual Property (other than by virtue of ownership of equity securities of the Company), (b) has any claim, charge, action or cause of action against the Company or any of its subsidiaries, except for claims for reasonable unreimbursed travel or entertainment expenses, accrued vacation pay or accrued benefits under any employee benefit plan existing on the date hereof, (c) has made, on behalf of the Company, any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which any stockholder, director or officer of the Company is a partner, member or stockholder (excepting holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than 5% of the equity of any such entity), (d) owes any money to the Company or (e) has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company.

     2.21 DISCLOSURE.

     (a)  No  representation  or  warranty  of  the  Company  or  the  Principal
Shareholders in this Agreement and no statement in any Company Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

     (b) To the Knowledge of the Company or the Principal Shareholders, no fact exists that has specific application to either the business of the Company
(other than general economic or industry conditions) and that materially and adversely affects the assets, business, prospects, financial condition, or results of operations of the Company taken as a whole that has not been set forth in this Agreement or the Company Disclosure Schedule.

                                  ARTICLE III

       REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND THE MERGER SUB

     The Purchaser and the Merger Sub represent and warrant to the Company and the Principal Shareholders that the statements contained in this Article III are true, correct and complete as of the date hereof, and will be true, correct and complete as of the Closing Date (unless specifically made as of another date), except as specified to the contrary in the corresponding paragraph of the Disclosure Schedule prepared by the Purchaser accompanying this Agreement (the "PURCHASER DISCLOSURE SCHEDULE") which is made a part hereof. The Purchaser Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article III.

     3.1 ORGANIZATION AND STANDING. The Purchaser and the Merger Sub are corporations duly organized, validly existing and in good standing under the laws of their state of incorporation and each has the requisite corporate power and authority to carry on its business as now being conducted. The Purchaser is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser.

     3.2 AUTHORITY; NONCONTRAVENTION; AND CORPORATE POWER. The Purchaser and the Merger Sub each has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by the Purchaser and the Merger Sub, and the consummation by the Purchaser and the Merger Sub of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Purchaser and the Merger Sub. The Agreement has been duly executed and delivered by the Purchaser and the Merger Sub, and, assuming that this Agreement constitute a valid and binding obligation of the other parties, constitutes a valid and binding obligation of the Purchaser and the Merger Sub, as applicable, enforceable against the Purchaser and the Merger Sub in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity. The Purchaser and the Merger Sub are not in violation of their respective certificates of incorporation or bylaws. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) conflict with any of the provisions of the certificate of incorporation or bylaws of the Purchaser or the Merger Sub, in each case as amended to the date of this Agreement and the Closing Date (ii) subject to the governmental filings and other matters referred to in the next section, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a material obligation, a right of termination, cancellation or acceleration of any obligation or a loss of a material benefit under, or require the consent of any person under, any indenture or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which the Purchaser or the Merger Sub is a party or by which the Purchaser or the Merger Sub or any of their assets is bound or affected, or (iii) subject to the governmental filings and other matters referred to in Section 3.3, contravene any domestic or foreign law, rule or regulation or any order, writ, judgment, injunction, decree, determination or award currently in effect and applicable to the Purchaser and the Merger Sub, which, in the case of clauses (ii) and (iii) above could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser or the Merger Sub.

     3.3 CONSENTS AND APPROVALS. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity or any other third party which has not been received or made (or has been received or made but is not otherwise in full force and effect) is required by or with respect to the Purchaser or the Merger Sub in connection with the execution and delivery of this Agreement by the Purchaser or the Merger Sub or the consummation by the Purchaser or the Merger Sub of the transactions contemplated thereby, except for
(i) the filing of the Articles of Merger with the North Carolina Secretary of State and the Georgia Secretary of State and (ii) appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (iii) such consents, approvals, authorizations, filings or notices as are specified in the Purchaser Disclosure Schedule.

     3.4 PURCHASER SHARES. The shares of Common Stock of the Purchaser to be issued in payment of the Purchase Price will, when issued and delivered in accordance with this Agreement, (a) will not be subject to any preemptive right, right of first refusal or other preferential rights, and (b) will be duly authorized, validly issued, fully paid and non-assessable and will be issued in compliance with all applicable federal and state securities laws; provided, however, the Purchaser Shares to be issued hereunder may be subject to restrictions on transfer under applicable federal and state securities laws.

     3.5  SEC FILINGS; PURCHASER FINANCIAL STATEMENTS.

     (a) Purchaser has filed all required forms, reports, registration statements and documents with the SEC since January 1, 2000. All such required forms, reports and documents (including those that the Purchaser may file subsequent to the date hereof until the Closing) are referred to herein as the "PURCHASER SEC REPORTS"; provided, that any Purchaser SEC Report shall be deemed to include all amendments to such report through the date hereof. As of their respective filing dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Purchaser SEC Reports (A) complied in all material respects with the requirements of the Securities Act, or the Securities Exchange Act of 1934, as amended, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Purchaser SEC Reports and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) The consolidated financial statements of the Purchaser (including, in each case, the notes thereto), included in the Purchaser SEC Reports (the
"PURCHASER FINANCIAL STATEMENTS"), including each Purchaser SEC Report filed after the date hereof until the Closing, (A) complied as to form in all material respects with the applicable rules and regulations of the SEC with respect thereto; (B) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (other than the provision of notes to the financial statements for quarterly periods); and (C) fairly presented the consolidated financial position of the Purchaser and its subsidiaries at the respective dates thereof and the consolidated results of Purchaser's operations and cash flows for the periods indicated (subject, in the case of unaudited financial statements, to audit adjustments). There has been no change in the Purchaser's accounting policies except as described in the notes to the Purchaser Financial Statements.

     3.6 PURCHASER CAPITALIZATION. The authorized capital stock of the Purchaser as of the date of this Agreement consists of 25,000,000 shares of Common Stock, $0.01 par value per share, of which 11,323,494 shares are issued and outstanding (subject to the changes prior to the Closing Date contemplated by the Purchaser Disclosure Schedules), and 500,000 shares of Preferred Stock, $0.01 par value per share, of which no shares are issued and outstanding.

     3.7 MERGER SUB CAPITALIZATION. The authorized capital stock of the Merger Sub as of the date of this Agreement consists of 1,000 shares of Common Stock, $0.01 par value per share, of which 1,000 shares are issued and outstanding and held by the Purchaser.

     3.8 LITIGATION. There is no legal action, suit or proceeding of any nature pending or to the Purchaser's Knowledge threatened against the Purchaser, its properties or any of its officers, directors or employees, nor, to the Knowledge of the Purchaser, is there any reasonable basis therefor.

     3.9 NO MATERIAL ADVERSE CHANGE. Since the date of the balance sheet included in the Purchaser's most recently filed Purchaser SEC Report, there has not occurred any material adverse change in the financial condition, liabilities, assets, business or results of operations of Purchaser. For purposes of this section, changes in economic conditions or changes in the industry and markets in which the Purchaser competes shall not constitute a material adverse change, whether occurring at any time or from time to time.

     3.10 BROKERS' AND FINDERS' FEES. Except as otherwise provided herein, the Purchaser has not incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders' fees or agent's commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     3.11 DISCLOSURE.

     (a) No representation or warranty of the Purchaser or the Merger Sub in this Agreement and no statement in any Purchaser Disclosure Schedule, when read together with the Purchaser SEC Reports, omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

     (b) To the Knowledge of the Purchaser and the Merger Sub, no fact exists that has specific application to either the business of the Purchaser (other than general economic or industry conditions) and that materially and adversely affects the assets, business, prospects, financial condition, or results of operations of the Purchaser taken as a whole that has not been set forth in this Agreement, the Company Disclosure Schedule or the Purchaser SEC Reports.

                                   ARTICLE IV

                         CONDUCT OF BUSINESS OF COMPANY

     4.1 CONDUCT OF BUSINESS OF THE COMPANY. Except as expressly provided for herein, during the period from the date of this Agreement to the Closing Date, the Company shall, and shall cause each of its Subsidiaries to, (a) act and carry on its business only in the ordinary course of business and, to the extent consistent therewith, (b) use reasonable best efforts to preserve intact its current business organizations, keep available the services of its current key officers and employees and preserve the goodwill of those engaged in material business relationships with the Company, and to that end, without limiting the generality of the foregoing, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld:

     (a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its outstanding capital stock (other than, with respect to a Subsidiary of the Company, to its corporate parent), (ii) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, or (iii) purchase, redeem or otherwise acquire any shares of its outstanding capital stock or any rights, warrants or options to acquire any such shares;

     (b) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities (other than the issuance of shares of capital stock upon the exercise of outstanding warrants or in connection with the exercise and termination of outstanding options) or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities;

     (c) amend its articles of incorporation, bylaws or other comparable charter or organizational documents;

     (d) directly or indirectly acquire, make any investment in, or make any capital contributions to, any person other than in the ordinary course of business;

     (e) directly or indirectly sell, pledge or otherwise dispose of or encumber any of its properties or assets that are material to its business, except for sales, pledges or other dispositions or encumbrances in the ordinary course of business;

     (f) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, other than indebtedness owing to or guarantees of indebtedness owing to the Company or any direct or indirect wholly owned Subsidiary of the Company, or (ii) make any loans or advances to any other person, other than to the Company or to any direct or indirect wholly owned Subsidiary of the Company and other than routine travel advances to employees or customer trade credit, except, in the case of clause (i), for borrowings under existing credit facilities described in the Company Disclosure Schedule in the ordinary course of business;

     (g) grant or agree to grant to any officer, employee or consultant any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, or establish any new compensation or benefit plans or arrangements, except normal, regularly scheduled increases in respect of non-officer employees;

     (h) enter into or amend any employment, consulting, severance or similar agreement with any individual, except with respect to new hires of nonofficer employees in the ordinary course of business;

     (i) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, share exchange or other material reorganization or any agreement involving any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or any significant portions of the assets of the Company or any of its Subsidiaries, in a single transaction or series of related transactions which could reasonably be expected to interfere with the completion of the Merger;

     (j) make any tax election or settle or compromise any income tax liability of the Company or of any of its Subsidiaries involving on an individual basis more than $10,000;

     (k) make any change in any method of accounting or accounting practice or policy, except as required by any changes in GAAP;

     (l) enter into any agreement, understanding or commitment that restrains, limits or impedes the Company's ability to compete with or conduct any business or line of business, except for any such agreement, understanding or commitment entered into in the ordinary course of business;

     (m) plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or its Subsidiaries;

     (n) except as previously approved by the Board of Directors of the Company prior to the date hereof and as identified to the Purchaser prior to the date hereof, authorize or commit to make capital expenditures in excess of $10,000; or

     (o) authorize any of, or commit or agree to take any of, the foregoing actions in respect of which it is restricted by the provisions of this Section 4.1.

     4.2 NO SOLICITATION. Until the earlier of the Closing Date and the date of termination of this Agreement pursuant to the provisions of Section 8.1, the Company shall, and shall cause its subsidiaries and all of its or their affiliates, officers, directors, employees, agents and representatives (including without limitation any investment banker, financial advisor, attorney or accountant retained by the Company or any of its subsidiaries or affiliates) to discontinue any solicitation efforts, discussions or negotiations with respect to any Acquisition Proposal (as hereinafter defined) with any person or entity other than the Purchaser. The Company shall not, and shall not authorize or permit any of its subsidiaries or any of its or their affiliates, officers, directors, employees, agents or representatives (including without limitations any investment banker, financial advisor, attorney or accountant retained by the Company or any of its subsidiaries or affiliates) to, directly or indirectly, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any action to facilitate, any inquiries, any expression of interest or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal. For Purposes of this Agreement, "ACQUISITION PROPOSAL" means an inquiry, offer, proposal or other indication of interest (other than the potential acquisition) regarding any of the following matters involving the Company: (a) any merger, consolidation, share exchange, tender or exchange offer, recapitalization, business combination or other similar transaction; (b) any acquisitions of voting stock or other securities issued by the Company or any of its subsidiaries; (c) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or any substantial portion of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of related transactions; or (d) any proposal, plan or intention to do any of the foregoing or any agreement in principle or other agreement to engage in any of the foregoing.

                                   ARTICLE V

                              ADDITIONAL COVENANTS

     5.1 ACCESS TO INFORMATION, CONFIDENTIALITY. Upon reasonable notice, the Company shall, and shall cause each of its Subsidiaries to, afford to the Purchaser and to the Purchaser's officers, employees, counsel, financial advisors and other representatives reasonable access during normal business hours during the period prior to the Effective Time to all its properties, books, contracts, commitments, Returns, personnel (with the prior consent of the Company) and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish as promptly as practicable to the Purchaser such information concerning its business, properties, financial condition, operations and personnel as the Purchaser may from time to time reasonably request, provided, however, that the Company shall not be required to disrupt its business operations with respect to the provision of such information. Any such investigation by the Purchaser shall not affect the representations or warranties contained in this Agreement. Except as required by law, the Purchaser will hold, and will cause its directors, officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any non-public information obtained from the Company in confidence to the extent required by, and in accordance with the provisions of, the letter agreement between the Purchaser and the Company with respect to confidentiality and other matters, and the Purchaser agrees that, prior to the Effective Time, it will not use any such non-public information to, directly or indirectly, divert or attempt to divert any business, customer or employee of the Company or any of its Subsidiaries.

     5.2 REASONABLE BEST EFFORTS. On the terms and subject to the conditions set forth in this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable (a) to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in Article VI, and (b) to maintain the Company's current customer relationships.

     5.3 PUBLIC ANNOUNCEMENTS. The Company shall consult with the Purchaser before issuing, and provide the Purchaser the opportunity to review and comment upon, any press release, SEC filing or other public statements with respect to the transactions contemplated hereby, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, regulation or by court process.

     5.4 NON-COMPETITION AGREEMENTS. The Company shall use its reasonable best efforts to cause the persons identified by the Purchaser on EXHIBIT B hereto (each a "PRINCIPAL") to execute and deliver, prior to the Effective Time, non-competition Agreements on terms reasonably satisfactory to the Purchaser and such persons.

     5.5 SHAREHOLDER APPROVAL; PROVISION OF INFORMATION. In connection with the solicitation of the approval of the Merger by the Company Shareholders, the Company shall provide each Company Shareholder with information about the Company's business, a copy of the Purchaser's most recent annual report on Form 10-KSB, a copy of this Merger Agreement and any and all other necessary documentation required under the NCBCA. Prior to soliciting the approval of the Company Shareholders, the Company will give the Purchaser an opportunity to review such solicitation materials.

     5.6 CONVERSION OF WARRANTS. The Company shall deliver a notice to each holder of warrants to purchase Company stock in compliance with Section 6 of such warrants of their right to exercise such warrant or have such warrant terminated pursuant to its terms.

     5.7 CONVERSION OF OPTIONS. The Company shall deliver a notice to each holder of options to purchase Company stock of their right to exercise such option or have such option terminated pursuant to its terms.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or written waiver on or prior to the Closing Date of the following conditions:

     (a) No action or proceeding. No claim, action, suit or other proceeding shall be pending or threatened by any public authority or person before any court, agency or administrative body which would have the effect of making illegal, materially delaying or otherwise restraining or prohibiting the transactions contemplated hereby or allowing any material damages to be recovered or other material relief to be obtained as a result of the transactions contemplated hereby or as a result of any agreement entered into in connection with, or as a condition precedent to, the consummation of the transactions contemplated hereby.

     (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, provided, however, that the party invoking this condition shall have complied with its obligations under this Agreement.

     6.2 CONDITIONS TO OBLIGATIONS OF THE PURCHASER. The obligation of the Purchaser to effect the Merger is further subject to satisfaction or written waiver on or prior to the Closing Date of the following conditions:

     (a) Representations and Warranties. Representations and warranties of the Company and the Principal Shareholders contained in this Agreement (other than representations and warranties expressly made only as of a specific date, which shall be accurate as of such date) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date, except for any such failure which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company, and the Purchaser shall have received a certificate signed on behalf of the Company by an authorized officer of the Company to such effect with respect to the Company.

     (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Purchaser shall have received a certificate signed on behalf of the Company by an authorized officer of the Company to such effect.

     (c) No Material Adverse Change. Since the date of this Agreement, the Company and its Subsidiaries, taken as a whole, shall not have experienced any change, event or occurrence that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (d) Consents. All consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Entity or any other person required to be obtained or made by the Company prior to the Effective Time in connection with the execution, delivery and performance of this Agreement shall have been obtained or made.

     (e) Company Shareholder Approval. The Merger shall have been approved unanimously by all the Company Shareholders.

     (f) Legal Opinion. The Purchaser shall have received a legal opinion from Wyrick Robbins Yates & Ponton LLP, legal counsel to the Company, substantially in the form attached hereto as EXHIBIT C.

     (g) Delivery of Stock Certificates, Shareholder Letter of Transmittal and Investor Representation Letter. The Purchaser shall have received from all the Company Shareholders duly endorsed stock certificates representing the Shares and an executed Shareholder Letter of Transmittal and Investor Representation Letter in form attached hereto as EXHIBIT D.

     (h) Non-Competition Agreements. The Principals shall have entered into non-competition agreements with the Purchaser in the form attached hereto as EXHIBIT E.

     (i) Additional Closing Documents. The Company shall have furnished to the Purchaser such additional certificates, opinions and other documents as the Purchaser may have reasonably requested as to any of the conditions set forth in this Section 6.2.

     6.3 CONDITIONS TO OBLIGATION OF THE COMPANY . The obligation of the Company to effect the Merger is further subject to satisfaction or written waiver on or prior to the Closing Date of the following conditions:

     (a) Representations and Warranties. Representations and warranties of the Purchaser and the Merger Sub contained in this Agreement (other than representations and warranties expressly made as of a certain date, which shall be accurate as of such date) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date, except for any such failure which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Purchaser or the Merger Sub, and the Company shall have received a certificate signed on behalf of the Purchaser by an authorized officer of the Purchaser to such effect.

     (b) Performance of Obligations of the Purchaser. The Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of the Purchaser by an authorized officer of the Purchaser to such effect.

     (c) No Material Adverse Change. Since the date of this Agreement, the Purchaser and its Subsidiaries, taken as a whole, shall not have experienced any change, event or occurrence that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser.

     (d) Additional Closing Documents. The Purchaser shall have furnished to the Company such additional certificates and other documents as the Company may have reasonably requested as to any of the conditions set forth in this Section 6.3.

     (e) Consents. All consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Entity or any other person required to be obtained or made by the Purchaser or the Merger Sub the Effective Time in connection with the execution, delivery and performance of this Agreement shall have been obtained or made.

     (f) Shareholder Approval. The Merger shall have been approved unanimously by all of the Company Shareholders.

                                  ARTICLE VII

                                 INDEMNIFICATION

     7.1 BY THE PRINCIPAL SHAREHOLDERS FOR BREACHES BY THE COMPANY. Subject to the terms and conditions of this Article VII, the Principal Shareholders hereby agree, jointly and severally, to indemnify, defend and hold harmless Purchaser and its direct and indirect subsidiaries (including the Surviving Corporation after the Effective Time) and their respective directors, officers, employees and controlled and controlling Persons (collectively, "PURCHASER AFFILIATES"), from and against all Damages (as defined below) and Claims (as defined below) asserted against, imposed upon, or incurred by Purchaser or any Purchaser Affiliate, directly or indirectly, by reason of, arising out of, or resulting from (a) the inaccuracy or breach as of the date hereof or as of the Closing Date of any representation or warranty of the Company contained in or made pursuant to this Agreement or (b) the breach of any covenant or agreement of the Company contained in or made pursuant to this Agreement. As used in this Article VII, the term (i) "CLAIM" means any and all claims, causes of action, demands, lawsuits, suits, proceedings, governmental investigations or audits and administrative orders and (II) "DAMAGES" means all debts, liabilities, obligations, losses, including diminution of value, damages, costs and expenses, whether actual, consequential or punitive, interest (including, without limitation, prejudgment interest), penalties, reasonable legal fees, disbursements and costs of investigations, deficiencies, levies, duties and imposts.

     7.2 BY A PRINCIPAL SHAREHOLDER FOR BREACHES BY SUCH PRINCIPAL SHAREHOLDER. Subject to the terms and conditions of this Article VII, each Principal Shareholder, jointly and severally, hereby agrees to indemnify, defend and hold harmless Purchaser and the Purchaser Affiliates, from and against all Damages and Claims asserted against, imposed upon or incurred by any such Person, directly or indirectly, by reason of, arising out of or resulting from (a) the inaccuracy or breach as of the date hereof or as of the Closing Date of any representation or warranty of a Principal Shareholder contained in or made pursuant to this Agreement, or (b) the breach of any covenant or agreement of such Principal Shareholder contained in or made pursuant to this Agreement.

     7.3 BY PURCHASER. Subject to the terms and conditions of this Article VII, Purchaser hereby agrees to indemnify, defend and hold harmless each Principal Shareholder, its successors and assigns, from and against all Damages and Claims asserted against, imposed upon or incurred by each such Person, directly or indirectly, by reason of, arising out of or resulting from (a) the inaccuracy or breach as of the date hereof or as of the Closing Date of any representation or warranty of Purchaser contained in or made pursuant to this Agreement or (b) the breach of any covenant or agreement of Purchaser contained in or made pursuant to this Agreement.

     7.4 DEFENSE OF THIRD PARTY CLAIMS. The obligations and liabilities of any party to indemnify any other party under this Article VII with respect to Claims or Damages relating to or arising from third parties (a "THIRD PARTY CLAIM"), shall be subject to the following terms and conditions:

     (a) The party or parties to be indemnified hereunder (whether one or more, the "INDEMNIFIED PARTY") will give the other party or parties (whether one or more, the "INDEMNIFYING PARTY") prompt written notice of any such Third Party Claim, and the Indemnifying Party may undertake the defense thereof by representatives chosen by it upon written notice to the Indemnified Party provided within 20 days of receiving notice of such Third Party Claim (or sooner if the nature of the Third Party Claim so requires). Failure of the Indemnified Party to give such notice shall not affect the Indemnifying Party's duty or obligations under this Article VII, except to the extent the Indemnifying Party is prejudiced thereby. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.

     (b) If the Indemnifying Party, within 20 days after notice of any such Third Party Claim (or sooner if the nature of the Third Party Claim so requires), fails to defend such Third Party Claim actively and in good faith, then the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of such Third Party Claim, or consent to the entry of a judgment with respect thereto, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party's defense, compromise or settlement thereof.

     (c) Notwithstanding anything in this Article VII to the contrary (i) if there is a reasonable possibility, in the Indemnified Party's opinion, that a Third Party Claim may adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to defend, compromise or settle such Third Party Claim (provided that the Indemnified Party shall not settle or consent to any judgment without first obtaining the consent of the Indemnifying Party, which shall not be unreasonably withheld), and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of an unconditional release from all liability in respect of such Third Party Claim.

     7.5 PAYMENT; ARBITRATION. Upon the occurrence of a Claim or Damages, other than a Third Party Claim, for which indemnification is believed to be due under this Article VII, the Indemnified Party shall provide notice of such Claim or Damages to the Indemnifying Party, stating the circumstances giving rise to the Claim or Damages, specifying the amount of the Claim or Damages and making a request for any payment then believed due. Any such claim for indemnification shall be conclusive against the Indemnifying Party in all respects 20 days after receipt by the Indemnifying Party of such notice, unless within such period the Indemnifying Party sends the Indemnified Party a notice disputing the propriety of such claim. Such notice of dispute shall describe the basis for such objection and the amount of the claim as to which the Indemnifying Party does not believe should be subject to indemnification. Upon receipt of any such notice of objection, both the Indemnified Party and the Indemnifying Party shall use their reasonable best efforts to cooperate and arrive at a mutually acceptable resolution of such dispute within the next 30 days. If a mutually acceptable resolution cannot be reached between the Indemnified Party and the Indemnifying Party with such 30-day period, either party may submit the dispute for resolution by a panel of three arbitrators selected from the panels of arbitrators of the American Arbitration Association in a city mutually selected by the Indemnifying Party and Indemnified Party (or, if no city can be mutually agreed upon within 15 days, then in Atlanta, Georgia); provided, however, that
(i) one arbitrator shall be selected by the Indemnified Party, the second arbitrator shall be selected by the Indemnifying Party, and the third arbitrator shall be selected by the two previously selected arbitrators and (ii) in all respects, such panel shall be governed by the American Arbitration Association's then existing Commercial Arbitration Rules. If it is finally determined that all or a portion of such claim amount is owed to the Indemnified Party, the Indemnifying Party shall, within 10 days of such determination and subject to the limitations set forth herein, pay the Indemnified Party such amount owed, together with interest from the date that the Indemnified Party initially requested such payment until the date of actual payment, at an annual rate equal to the prime interest rate then generally in effect on the date of payment as set forth in The Wall Street Journal.

     7.6 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations, warranties, covenants and agreements in this Agreement or made pursuant hereto shall survive the Closing and any investigation thereof; provided, however, that in no event shall any Indemnified Party be permitted to make any claim under
Article VII unless such claim is first asserted on or before the first anniversary of the Closing Date, except with respect to Claims or Damages arising from or with respect to (i) actual fraud or (ii) breach of any covenants or agreements to be performed after the Effective Time.

     7.7 LIMITATION OF PRINCIPAL SHAREHOLDER LIABILITY. Notwithstanding anything to the contrary herein and except for actual fraud or gross negligence by a Principal Shareholder, each Principal Shareholder shall only be obligated to indemnify the Purchaser and the Purchaser Affiliates under Sections 7.1 and 7.2 up to the 30% of the aggregate number of shares of Purchaser Common Stock that were received by such Principal Shareholder (the "LIABILITY CAP"). For purposes of valuing the Purchaser Common Stock for purposes of satisfying Claims and Damages under this Section 7.7, the Purchaser Common Stock delivered to such Principal Shareholder shall be valued based on the closing price of the Purchaser's common stock on the over-the-counter bulletin board (or any subsequent market) on either (i) the Closing Date or (ii) the date such Purchaser Common Stock is delivered to the Purchaser in satisfaction of the Claim or Damage, whichever is lower.

     7.8 SATISFACTION OF INDEMNIFICATION CLAIMS AGAINST PRINCIPAL SHAREHOLDERS. The obligations of the Principal Shareholders to indemnify the Purchaser or any Purchaser Affiliate shall be limited to the right of the Purchaser to recover shares of Purchaser Common Stock received by the Principal Shareholders up to the Liability Cap. In the event it is finally determined in accordance with
Section 7.5 that the Purchaser or any Purchaser Affiliate is entitled to receive payment from the Principal Shareholders in respect of a Claim or Damages, the amount recovered by such Indemnified Party shall be paid pro rata (based on the number of shares of Purchaser Common Stock received by the Principal

Shareholders pursuant to this Agreement) by the Principal Shareholders. In such event, the Principal Shareholders shall send one or more certificates representing Purchaser Common Stock to the Purchaser for cancellation, and the Purchaser shall promptly issue, or cause to be issued, to each Principal Shareholder a new certificate representing the number of shares of Purchaser Common Stock, if any, that the Purchaser is not entitled to cancel pursuant to the provisions of this Article VII. If a Principal Shareholder refuses to deliver to the Purchaser his or her stock certificate representing shares of Purchaser Common Stock after it is finally determined that such Principal Shareholder owes such shares in satisfaction of a Claim hereunder, the Purchaser may enter a stop transfer order with its transfer agent to effect the cancellation of the shares that such Principal Shareholder is obligated to deliver to the Purchaser hereunder.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

     8.1 TERMINATION. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date, in any one of the following circumstances:

     (a) By mutual written consent duly authorized by the Boards of Directors of the Purchaser and the Company;

     (b) By the Purchaser or the Company, if the Closing Date shall not have occurred on or before December 1, 2003, otherwise than as a result of any material breach of any provision of this Agreement by the party seeking to effect such termination;

     (c) By the Purchaser or the Company, if any federal or state court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling, or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable, provided that neither party may terminate this Agreement pursuant to this Section 8.1(c) unless such party has used its reasonable best efforts to remove such order, decree, ruling or injunction;

     (e) By the Purchaser if any of the Company's representations and warranties contained in this Agreement shall have been materially inaccurate as of the date of this Agreement or shall have become materially inaccurate as of the Closing Date as if made on such date, or if any of the Company's covenants and agreements contained in this Agreement shall have been breached in any material respect, provided, however, that the Purchaser may not terminate this Agreement under this Section 8.1(e) on account of an inaccuracy in the Company's representations and warranties that is curable by the Company or on account of a breach of a covenant or agreement by the Company that is curable by the Company unless the Company fails to cure such inaccuracy or breach within ten (10) days after receiving written notice from the Purchaser of such inaccuracy or breach;

     (f) By the Company if any of the Purchaser's representations and warranties contained in this Agreement shall have been materially inaccurate as of the date of this Agreement or shall have become materially inaccurate as of the Closing Date as if made on such date, or if any of the Purchaser's covenants and agreements contained in this Agreement shall have been breached in any material respect, provided, however, that the Company may not terminate this Agreement under this Section 8.1(f) on account of an inaccuracy in the Purchaser's representations and warranties that is curable by the Purchaser or on account of a breach of covenant or agreement by the Purchaser that is curable by the Purchaser unless the Purchaser fails to cure such inaccuracy or breach within ten (10) days after receiving written notice from the Company of such inaccuracy or breach.

     8.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 8.1(a) hereof, this Agreement shall (except for the provisions of Section 2.17, the last sentence of Section 5.1, Section 5.3, this Section 8.2 and Article IX, which shall survive the termination of this Agreement) forthwith become void and cease to have any force or effect, without any liability on the part of any party hereto or any of its affiliates; provided, however, that nothing in this Section 8.2 shall relieve any party to this Agreement of liability for any willful or intentional breach of this Agreement.

     8.3 AMENDMENT. At any time prior to the Closing Date, the parties hereto may modify or amend this Agreement by written agreement executed and delivered by duly authorized officers of the respective parties and each of the Principal Shareholders.

     8.4 EXTENSION; WAIVER. At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to Section 8.3, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     8.5 PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. A termination of this Agreement pursuant to Section 8.1, an amendment of this Agreement pursuant to Section 8.3 or an extension or waiver pursuant to Section
8.4 shall, in order to be effective, require in the case of the Purchaser or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.1  [Reserved]

     9.2 FEES AND EXPENSES. Each party hereto shall pay its own fees and expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

     9.3 DEFINITIONS. For purposes of this Agreement:

     (a) "Affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

     (b) "Business day" means any day other than Saturday, Sunday or any other day on which banks in the City of New York are required or permitted to close;

     (c) "Disclosure Schedule" means the disclosure schedule delivered by each party to the other simultaneously with the execution of this Agreement;

     (d) "Environmental Laws" means any federal, state or local law, rule, regulation or decision relating to: (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) otherwise relating to pollution of the environment or the protection of human health;

     (e) "Hazardous Substances" means: (i) those substances defined as "hazardous substances," "pollutants" or "contaminants," "hazardous waste,"
"hazardous chemicals" and the like in or regulated under the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide and Rodenticide Act and the Clean Air Act; (ii) petroleum and petroleum products including crude oil and any fractions thereof; (iii) natural gas, synthetic gas and any mixtures thereof usable for fuel, (iv) radon; (v) asbestos; and (vi) any other substance, regardless of physical form, that is subject to any Environmental Laws;

     (f) "Knowledge" means the actual knowledge of any executive officer of Company or Purchaser, as the case may be;

     (g) "Liens" means, collectively, all pledges, claims, liens, charges, mortgages, conditional sale or title retention agreements, hypothecations, collateral assignments, security interests, easements and other encumbrances of any kind or nature whatsoever;

     (h) "Material Adverse Effect" or "Material Adverse Change" means any event, occurrence, failure of event or occurrence, change, effect, state of affairs, breach, default, violation, fine, penalty or failure to comply (each, a "circumstance"), individually or taken together with all other circumstances contemplated by or in connection with the applicable representations and warranties made in this Agreement which could reasonably be expected to: (i) materially adversely effect the business, properties, assets, condition (financial or otherwise), or results of operations of the Purchaser or Company, in each case, including its respective Subsidiaries together with it taken as a whole, or (ii) impair the Purchaser or Company, as the case may be, of its ability to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. In no event shall any of the following constitute a Material Adverse Effect or a Material Adverse Change: (i) a change in the trading prices of the Purchaser's equity securities between the date of this Agreement and the Effective Time, in and of itself; (ii) effects, changes, events, circumstances or conditions generally affecting the business application integration industry in which the Purchaser and the Company operate or arising from changes in general business or economic conditions, and not specifically relating to the Purchaser or Company, as the case may be; (iii) effects, changes, events, circumstances or conditions directly attributable to (A)
out-of-pocket fees and expenses (including, without limitation, legal, accounting, investigatory, investment banking, and other fees and expenses) incurred in connection with the transactions contemplated by the Agreement or
(B) the payment by the Purchaser or Company of all amounts due to any officers or employees of Company under employment contracts, non-competition agreements, employee benefit plans or severance arrangements as specified in the Disclosure Schedule; (iv) any effects, changes, events, circumstances or conditions resulting from any change in law or GAAP, which affect generally entities such as the Purchaser and Company; (v) any effects, changes, events, circumstances or conditions resulting from compliance by the Purchaser or Company with the express terms of this Agreement or action taken with the prior informed written consent of the other party; and
(vi) the default by Company of any payment obligations in favor of the Purchaser under any promissory notes issued by Company to the Purchaser.

     (i) "Person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity;

     (j) a "Subsidiary" of any person means any other person of which (i) the first mentioned person or any Subsidiary thereof is a general partner, (ii) voting power to elect a majority of the board of directors or others performing similar functions with respect to such other person is held by the first mentioned person and/or by any one or more of its Subsidiaries, or (iii) at least 50% of the equity interests of such other person is, directly or indirectly, owned or controlled by such first mentioned person and/or by any one or more of its Subsidiaries.

     9.4   NOTICES.   All   notices,   requests,   claims,   demands  and  other
communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) or by telecopy (and confirmed by telecopy answerback) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (i)    if to the Purchaser, to

            Return on Investment Corporation
            1825 Barrett Lakes Boulevard, Suite 260
            Kennesaw, Georgia 30144
            Attention: Sherwin Krug
            Telecopy: (770) 517-4760

     with a copy (which shall not constitute notice) to:

            Powell, Goldstein, Frazer & Murphy LLP
            191 Peachtree Street, N.E.
            Suite 1600
            Atlanta, GA 30303
            Attention: Arn Rubinoff, Esq.
            Telecopy: (404) 572-6999

     (ii)   if to Company, to

            BBN Acquisition, Inc.

            BBN Acquisition, Inc.
            3710 University Drive, Suite 160
            Durham, North Carolina 27707

            with a copy (which shall not constitute notice) to:

            Wyrick Robbins Yates and Ponton LLP
            4101 Lake Boone Trail
            Suite 300
            Raleigh, North Carolina 27607
            Attention: J. Christoper Lynch, Esq.
            Telecopy: (919) 781-4865

      (iii) if to Cole, to

            Stephen Cole
            3710 University Drive, Suite 160
            Durham, North Carolina 27707

      (iv)  if to Eichel, to

            Laurrane Eichel
            3710 University Drive, Suite 160
            Durham, North Carolina 27707

      (v)   if to Wolford, to

            Arol Wolford
            c/o Return On Investment Corporation
            1825 Barrett Lakes Boulevard, Suite 260
            Kennesaw, Georgia 30144
            Telecopy: (770) 517-4760

     9.5 INTERPRETATION. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

     9.6 ENTIRE AGREEMENT; THIRD-PARTY BENEFICIARIES. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any person (including without limitation any employees or former employees of Company), other than the parties hereto, any rights or remedies.

     9.7 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia.

     9.8 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     9.9 SEVERABILITY. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

     9.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                            [Signature Pages Follow]

     IN WITNESS WHEREOF, the Purchaser, the Merger Sub, the Company and the Principal Shareholders have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

PURCHASER                                  COMPANY

RETURN ON INVESTMENT CORPORATION           BBN ACQUISITION, INC.

By:    ___________________________         By:    ___________________________

Name:  ___________________________         Name:  ___________________________

Title: ___________________________         Title: ___________________________


MERGER SUB                                 PRINCIPAL SHAREHOLDERS

TECTONIC SOLUTIONS, INC.                   ______________________________(Seal)
                                           Stephen Cole
By:    ___________________________

Name:  ___________________________         ______________________________(Seal)
                                           Lauranne P. Eichel
Title: ___________________________

                                           ______________________________(Seal)
                                           Arol Wolford

Merger Agreement Signature Page

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